UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2015

Quorum Corp.

(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-183870 (Commission File Number)	90-0201309 (I.R.S. Employer Identification No.)

4629 Cass Street, Suite 186 San Diego, California (Address of Principal Executive Offices)	92109 (Zip Code)

Registrant’s telephone number, including area code: (760) 454-1029

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

On April 27, 2015, our officer and director, Ben Ridding, entered into a Stock Purchase Agreement with Ami James, pursuant to which Mr. James purchased 10,833,334 shares of our common stock from Mr. Ridding.   On April 27, 2015, the shares were transferred from Mr. Ridding to Mr. James, resulting in a change of control of the Company.  These shares are approximately 53.42% of the issued and outstanding shares of common stock of the Company.  On April, 27, 2015 Mr. Ridding resigned as our sole officer and director, and Mr. James was appointed as our sole officer and director.  For information on our new officer and director, see Item 5.02 below.

Other than as disclosed in this Current Report on Form 8-K, the Company is not aware of any agreements or understandings among Mr. Ridding, Mr. James, or their affiliates or associates with respect to the election of directors of the Company or other matters relating to the Company.  The Company is not aware of any arrangements which may at a future date result in a change of control of the Company.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 27, 2015, Mr. Ridding resigned as our sole officer and director and Mr. James was appointed as our sole officer and director.

Ami James is a body artistry and fashion entrepreneur who opened his first tattoo studio in Miami which was the subject of TLC's reality show "Miami Ink".   Following the success of the first reality show and gaining an artistic and elevated reputation within the industry and amongst celebrity tattoo aficionado's, allowed James to build an international brand.  Mr. James leveraged his reputation to open night clubs in Miami and New York corresponding with the release in 2011 of another TLC reality show called "NY INK"

Since 2010 James has been involved with brand expansion via certain reality shows, new global tattoo studios, Wooster Street Social Club, Love Hate Choppers. In 2013 Mr. James teamed up with PETA in an ad for their "Ink Not Mink" campaign. Mr. James also co-founded Tattoodo, an online platform for getting a custom tattoo design, which launched on in May 2013.  Mr. James has built a reputation as an artist and industry leader and plans on to continually grow and evolve his brand and reputation.  Mr. James is 43 years of age.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUORUM CORP.

By:	/s/ Ami James
Name: Ami James
Title: CEO

Dated: May 1, 2015